Exhibit (11)

FUNCO, INC.
Statements Re:  Computation of Per Share Earnings
(In thousands, except per share data)

                                                          Quarter Ended              Nine Months Ended
                                                  ----------------------------   ---------------------------
                                                   December 29,   December 31,   December 29,   December 31,
                                                       1996          1995           1996           1995
                                                   ------------   ------------   ------------   ------------
Weighted average common shares outstanding ..          5,941          5,870          5,910          5,857
Weighted average number of common stock
equivalents:
     Stock options ..........................            279             93            232             --
                                                     -------        -------        -------        -------
Adjusted common equivalent shares outstanding          6,220          5,963          6,142          5,857
                                                     =======        =======        =======        =======

Net income (loss) ...........................        $ 3,002        $   870        $ 2,750        $(1,185)
                                                     =======        =======        =======        =======

Net income (loss) per common share ..........        $  0.48        $  0.15        $  0.45        $ (0.20)
                                                     =======        =======        =======        =======